Exhibit 99.1
ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
OVERVIEW
The Goodyear Tire & Rubber Company is one of the world’s leading manufacturers of tires and rubber products with one of the most recognizable brand names in the world and operations in most regions of the world. We have a broad global footprint with 96 manufacturing facilities in 28 countries, including the United States. We operate our business through five operating segments representing our regional tire businesses: North American Tire; European Union Tire; Eastern Europe, Middle East and Africa Tire (“Eastern Europe Tire”); Latin American Tire; Asia Pacific Tire. As a result of entering into an agreement to sell substantially all of our Engineered Products business, we now report the results of that segment as discontinued operations.
     We have been implementing strategies to drive top-line growth, reduce costs, improve our capital structure and focus on core businesses where we can achieve profitable growth. During 2006, while we continued to make progress in implementing these strategies, our results were adversely impacted by dramatic increases in raw material costs, a reduction in the growth of the tire industry, an increasingly competitive pricing environment, particularly in Europe and Latin America, lower OE SUV and light truck sales in North America, and the impact of the twelve week strike by the United Steelworkers.
     For the year ended December 31, 2006, we had a net loss of $330 million compared to net income of $228 million in the comparable period of 2005. We recorded a loss from continuing operations in 2006 of $373 million, compared to income from continuing operations of $124 million in 2005. In addition, our total segment operating income for 2006 was $712 million compared to $1.06 billion in 2005. See “Result of Operations – Segment Information” for additional information. We estimate that the United Steelworkers (“USW”) strike reduced our 2006 operating income by approximately $313 million in our North American Tire segment. Although our facilities impacted by the strike are now operating at pre-strike capacity, we expect that the strike will impact results in 2007 due to reduced sales and unabsorbed fixed costs. We estimate that 2007 segment operating income will be negatively affected by between $200 million to $230 million in North American Tire. Most of this impact will occur in the first half of 2007. While the strike posed many challenges, we believe that our new master labor agreement with the USW will enable us to significantly improve the cost structure of our North American Tire Segment. See “Union Agreement” and “VEBA” below for additional information.
     Our 2006 results were also impacted by significantly higher raw material costs. In 2006, raw material costs were approximately $829 million, or 17%, higher than 2005 in our tire segments. While North American Tire, Eastern Europe Tire, Asia Pacific Tire either nearly offset or more than offset higher raw material costs with price and mix improvements, European Union Tire and Latin American Tire were unable to do so. In 2007, we expect raw material costs to moderate and be flat with 2006. However, as last year demonstrated, raw material costs can be extremely volatile.
     In 2005, we announced a four-point cost savings plan which includes continuous improvement programs, reducing high-cost manufacturing capacity, leverage our global position by increasing Asian sourcing, and reducing Selling, administrative and general expense. We expect to achieve more than $1 billion of aggregate gross cost savings from the commencement of the program through 2008. The expected cost reductions consist of:
•	from $350 million to over $450 million of estimated savings related to continuous improvement initiatives including safety programs, business process improvements such as six sigma and lean manufacturing, and product reformulations (through December 31, 2006, we estimate we have achieved over $290 million in savings under these initiatives);

•	from $100 million to over $150 million of estimated savings from the reduction of high-cost manufacturing capacity (the announced closures of our Washington, U.K., Upper Hutt, New Zealand, Tyler, Texas and Valleyfield, Quebec facilities are estimated to result in $135 million of savings when complete);

•	between $150 million to $200 million of estimated savings related to our Asian sourcing strategy of increasing our procurement of tires, raw materials, capital equipment and indirect (through December 31, 2006, we estimate we have achieved nearly $35 million in savings under this strategy);

•	from $150 million to over $200 million of estimated savings from reductions in selling, administrative and general expenses related to initiatives including back-office and warehouse consolidations and headcount reductions (through December 31, 2006, we estimate we have achieved more than $100 million in savings under these efforts).

Execution of our four-point cost savings plan and realization of the projected savings is critical to our success. Also, as described more fully in “Union Agreement” and “VEBA” below, we expect to achieve an estimated $610 million in cost savings through 2009 from our new master labor agreement (the $75 million of these savings related to the closure of the Tyler, Texas facility is also included in our four-point cost savings plan).
     We also continued to make progress on our Capital Structure Improvement Plan in 2006 with the completion of the sale of our North American and Luxembourg tire fabric operations to Hyosung Corporation for approximately $77 million. Other asset sales in 2006 yielded proceeds of approximately $50 million. These dispositions build on our prior sales of non-core businesses and assets, such as the 2005 sales of our North American farm tire business for $100 million, Indonesian rubber plantation for $70 million, and Wingtack adhesive resins business for $55 million. We are also continuing with our efforts to sell our Engineered Products business. In November 2006, we issued $1 billion in unsecured notes. A portion of the proceeds were used to repay at maturity $216 million of notes due December 1, 2006, and we also plan to use the proceeds to repay $300 million of notes maturing March 15, 2007. While these and other activities have improved our liquidity position, we continue to review potential divestitures of other non-core businesses and assets and other financing options, including the issuance of additional equity.
     At our North American dealer conference in early February 2007 we continued our transformation to a market-driven, consumer-focused company with the introduction in North America of the Goodyear Eagle F1 All-Season high performance tire with carbon fiber and the Goodyear Wrangler SR-A with WetTrac Technology for the SUV and light truck market. In Europe, we launched the new Goodyear UltraGrip Extreme, which is targeted at the winter performance segment of the market, and the new Goodyear Eagle F1 Asymmetric tire, which is targeted at the high performance segment. We expect to introduce additional new tires in key market segments in 2007.
     Our 2007 industry volume estimates for our two largest regions are as follows: In North America we estimate consumer OE volume will be up approximately 1% and commercial OE volume will be down as much as 20% reflecting a spike in demand in advance of the effective date of regulations regarding new commercial vehicle emission standards. North American consumer replacement volume is expected to be up approximately 1% to 2%, while volume for commercial replacement is expected to be flat. In Europe, consumer OE volume is expected to be flat to down 1% and commercial OE volume is expected to be up 4% to 5%. We expect consumer replacement volume to be flat to down 3% and commercial replacement volume to be up 1% to 2%.
     Our results of operations, financial position and liquidity could be adversely affected in future periods by loss of market share or lower demand in the replacement market or the OE industry, which would result in lower levels of plant utilization and an increase in unit costs. Also, we could experience higher raw material and energy costs in future periods. These costs, if incurred, may not be recoverable due to pricing pressures present in today’s highly competitive market and we may not be able to continue improving our product mix. Our future results of operations are also dependent on our ability to successfully implement our cost reduction programs and address increasing competition from low-cost manufacturers. We are unable to predict future currency fluctuations. Sales and earnings in future periods would be unfavorably impacted if the U.S. dollar strengthens against various foreign currencies, or if economic conditions deteriorate in the economies in which we operate. Continued volatile economic conditions or changes in government policies in emerging markets could adversely affect sales and earnings in future periods. We may also be impacted by economic disruptions associated with global events including natural disasters, war, acts of terror and civil obstructions. For additional factors that may impact our business and results of operations please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 filed on February 16, 2007.

UNION AGREEMENT
     On December 28, 2006, a new master labor agreement between the USW and us was ratified by the USW membership. The agreement covers approximately 12,200 workers at 12 tire and Engineered Products plants in the United States through July 2009. We expect to achieve an estimated $610 million in cost savings through 2009 from this agreement ($70 million, $240 million and $300 million in 2007, 2008 and 2009, respectively). These cost savings consist of:
•	approximately $300 million from increased productivity through lower wage rates, more cost-effective benefits and improved production efficiency;

•	approximately $75 million from the reduction of capacity through the closure of the Tyler, Texas facility; and

•	approximately $275 million in reduced legacy costs from the implementation of an independent Voluntary Employee Beneficiary Association (“VEBA”) designed to provide for healthcare benefits for current and future USW retirees and the elimination of the Company’s liability with respect to these benefits. The projected savings from reduced legacy costs is contingent upon our obtaining certain court and regulatory approvals. The projected 2007 legacy cost savings is for a six-month period that assumes a mid-year 2007 elimination of our liability with respect to the USW retiree health care benefits through implementation of the VEBA.
These cost savings will be offset by approximately $40 million of additional costs resulting from other terms of the agreement, primarily the restoration of pension service credit. We have also committed to make at least $550 million in capital expenditures in USW represented plants over the term of the agreement.
VEBA
As part of the new master labor agreement, we entered into a memorandum of understanding with the USW regarding the establishment of an independent Voluntary Employees’ Beneficiary Association (VEBA) intended to provide healthcare benefits for current and future USW retirees. As a result, we expect to be able to eliminate our post retirement healthcare (“OPEB”) liability related to such benefits. The memorandum of understanding followed substantial negotiations between the USW and us.
     We have committed to contribute to the VEBA $1 billion, which will consist of at least $700 million in cash and an additional $300 million to be funded in cash or shares of our common stock at our option. If we contribute shares of our common stock, the number of shares to be contributed would be based on the volume-weighted average prices of our common stock for a period near the time of the District Court’s approval of the class settlement or the time of contribution if we exercise our right to delay the stock contribution, whichever would maximize the number of shares to be contributed. If we elect to fund the VEBA with shares of common stock, the VEBA will receive registered shares. The VEBA will have the right to sell its shares in any equity offering we may make and, if it chooses not to do so, will be required to observe customary “lock up” restrictions on the sale of its shares for a period following completion of our offering. The VEBA will be required to vote its shares of our common stock in the same proportion as all other outstanding shares.
     The establishment of the VEBA is conditioned upon U.S. District Court approval of a settlement of a declaratory judgment action to be filed by the USW pursuant to the memorandum of understanding. The USW and we will seek the settlement of this action pursuant to a final judgment approving a non-opt out class-wide settlement covering current USW retirees that confirms the fairness and structure of the VEBA.
     We plan to make our contributions to the VEBA following the District Court’s approval of this settlement. If the VEBA is not approved by the District Court (or if the approval of the District Court is subsequently reversed), the master labor agreement may be terminated by either us or the USW, and negotiations may be reopened on the entirety of the master labor agreement. In addition, if we do not receive the approval of the U.S. Department of Labor for any contribution of our common stock to the VEBA, we have the right to terminate the master labor agreement and reopen negotiations. If negotiations are reopened, we might be unable to achieve the cost reductions we expect to receive from the master labor agreement.

     Despite making contributions to the VEBA, we will not be able to remove our liability for USW retiree healthcare benefits (approximately $1.2 billion at December 31, 2006) from our balance sheet until this settlement has received final judicial approval (including the exhaustion of all appeals, if any) and, if we have elected to contribute $300 million of our common stock, until we have obtained approval of the stock contribution from the U.S. Department of Labor. If the VEBA is funded but we are unable to remove this liability from our balance sheet (e.g., an approval of the District Court is reversed on appeal), we will not be able to terminate the VEBA and recover our contributions; rather, the funds in the VEBA shall be used to pay for USW retiree health benefits and we will remain liable to pay those benefits. However, once we have made our contributions to the VEBA, all necessary final judicial and regulatory approvals have been obtained and our OPEB liability for USW retiree healthcare benefits has been eliminated, our OPEB expense is projected to be reduced by approximately $110 million per year based on our most recent (2006) annual actuarial estimates.
RESULTS OF OPERATIONS — CONSOLIDATED
(All per share amounts are diluted)
2006 Compared to 2005
For the year ended December 31, 2006, we had a net loss of $330 million, or $1.86 per share, compared to net income of $228 million, or $1.16 per share in the comparable period of 2005. Loss from continuing operations in 2006 was $373 million, or $2.11 per share, compared to income from continuing operations of $124 million, or $0.66 per share, in 2005. Net income in 2005 included a net loss from the cumulative effect of an accounting change totaling $11 million, or $0.05 per share.
Net Sales
     Net sales in 2006 were $18.8 billion, increasing $0.7 billion or 4% compared to 2005. Net sales in 2006 for our tire segments were impacted favorably by price and product mix by approximately $1,067 million, increased sales from our other tire related businesses of approximately $407 million, primarily in North American Tire, and favorable currency translation of approximately $200 million, primarily in European Union Tire. Partially offsetting these were lower volume of approximately $405 million, primarily in North American Tire, approximately $318 million of lower sales as a result of the USW strike, and approximately $265 million of sales related to 2005 North American Tire divestitures.
     The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,
(In millions of tires)	2006	2005	% Change
Replacement Units
North American Tire (U.S. and Canada)	61.6	71.2	(13.4)%
International	90.4	90.8	(0.5)%

Total	152.0	162.0	(6.2)%

OE Units
North American Tire (U.S. and Canada)	29.3	30.7	(4.8)%
International	33.7	33.7	0.3%

Total	63.0	64.4	(2.2)%

Goodyear worldwide tire units	215.0	226.4	(5.0)%

Worldwide replacement unit sales in 2006 decreased from 2005 due primarily to an overall decline in the consumer replacement market as well as strategic share reduction in the lower value segment in North American Tire. OE unit sales in 2006 decreased from 2005 due primarily to North American Tire, driven by lower vehicle production, and European Union Tire due to our selective fitment strategy and a weak OE consumer market, offset by increased unit sales in Latin American Tire due to increased market share. The USW strike also decreased units by 2.8 million.
Cost of Goods Sold
     Cost of goods sold (“CGS”) was $15.7 billion in 2006, an increase of $1.2 billion, or 8% compared to the 2005 period. CGS increased to 83.9% of sales in 2006 compared to 80.3% in 2005. CGS for our tire segments in 2006 increased due to higher raw material costs of approximately $829 million, and approximately $369 million of increased costs related to other tire related businesses. Product mix-related manufacturing cost increases of approximately $321 million, primarily related to North American Tire and European Union Tire, approximately $212 million of higher conversion costs mainly in North American Tire, and foreign currency translation of approximately $115 million, primarily related to European Union Tire also increased CGS. Also increasing CGS was approximately $83 million of accelerated depreciation and asset impairment charges, primarily related to the closure of the Washington, United Kingdom, Upper Hutt, New Zealand, Casablanca, Morocco and Tyler, Texas facilities. Partially offsetting these increases were lower volume of approximately $360 million, primarily related to North American Tire, divestitures in 2005 of approximately $227 million, lower depreciation expense of approximately $31 million as a result of the increased estimated useful lives of our tire mold equipment, and approximately $29 million as a result of a favorable settlement with a raw material supplier. Also reducing CGS was savings from rationalization plans of approximately $21 million and a pension plan curtailment gain in Brazil of approximately $13 million. The USW strike decreased volume and product mix by approximately $229 million, and increased conversion costs and costs related to other tire related businesses by approximately $222 million. Also included in 2005 costs were $21 million of hurricane related expenses.
     Research and development expenditures are expensed in CGS as incurred and were $342 million in 2006, compared to $346 million in 2005.
Selling, Administrative and General Expense
Selling, administrative and general expense (“SAG”) was $2.5 billion in 2006, a decrease of $88 million or 3%. SAG in 2006 was 13.6% of sales, compared to 14.6% in 2005. The decrease in our tire segments was driven primarily by lower advertising expenses of approximately $49 million, primarily in the European Union and North American Tire Segments, savings from rationalization programs of approximately $22 million, and lower wage and benefit expenses of approximately $30 million, partially offset by stock-based compensation expense of approximately $26 million. Also 2005 included approximately $10 million of costs related to hurricanes. These decreases were partially offset by unfavorable currency translation of approximately $22 million, higher general and product liability expenses of approximately $15 million, primarily in North American Tire, and approximately $5 million of accelerated depreciation and asset impairment charges primarily related to a plant closure in Morocco. Also increasing SAG was approximately $2 million of the impact of the USW strike.
Interest Expense
Interest expense was $447 million, an increase of $39 million during 2006 as compared to 2005. The increase was primarily due to an increase in 2006 average debt levels due to financing arrangements entered into partly as a result of the USW strike.

Other (Income) and Expense
Other (income) and expense was $87 million of income in 2006, an increase of $149 million compared to $62 million of expense in 2005. The increase in income was primarily due to lower amortization of commitment fees and other debt related costs of approximately $69 million, and increased interest income by approximately $28 million from short term investments of the additional cash balances resulting from increased borrowings. In 2006 there were gains of approximately $21 million and $9 million, respectively, from the sale of a capital lease in the European Union and the Fabric business, compared to a net loss of approximately $49 million in 2005 from the sale of the Farm Tire and Wingtack businesses. 2006 also included the reversal of a liability of approximately $13 million in Brazil subsequent to a favorable court ruling. These gains were partially offset by approximately $17 million in additional expenses related to general and product liabilities, primarily related to asbestos and a decline of approximately $42 million in net insurance settlement gains.
     For further information, refer to the Note to the Consolidated Financial Statements No. 3, Other (Income) and Expense.
Income Taxes
For 2006, we recorded tax expense of $60 million on a loss from continuing operations before income taxes and minority interest in net income of subsidiaries of $202 million. For 2005, we recorded tax expense of $233 million on income from continuing operations before income taxes and minority interest in net income of subsidiaries of $452 million.
     The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets and the net favorable adjustments discussed below.
     Income tax expense in 2006 and 2005 includes net favorable tax adjustments totaling $163 million and $25 million, respectively. The adjustment for 2006 related primarily to the resolution of an uncertain tax position regarding a reorganization of certain legal entities in 2001, which was partially offset by a charge of $47 million to establish a foreign valuation allowance, attributable to a rationalization plan. The favorable adjustment for 2005 related primarily to the release of certain foreign valuation allowances.
     Our losses in certain foreign locations in recent periods represented sufficient negative evidence to require us to maintain a full valuation allowance against our net deferred tax assets in these foreign locations. However, if our income projections for future periods are realized, it is reasonably possible that these earnings could provide sufficient positive evidence to require release of all, or a portion, of these valuation allowances as early as the second half of 2007 resulting in one-time tax benefits of up to $60 million ($50 million net of minority interests in net income of subsidiaries).
     For further information, refer to the Note to the Consolidated Financial Statements No. 14, Income Taxes.
Rationalizations
To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess and high-cost manufacturing capacity and to reduce associate headcount. We recorded net rationalization costs of $311 million in 2006 and $7 million in 2005.
2006
Rationalization actions in 2006 consisted of plant closures in the European Union Tire Segment of a passenger tire manufacturing facility in Washington, United Kingdom, and Asia Pacific Tire’s Upper Hutt, New Zealand passenger tire manufacturing facility. Charges have also been incurred for a plan in North American Tire to close our Tyler, Texas tire manufacturing facility, which is expected to be closed in the first quarter of 2008, and a plan in Eastern Europe Tire to close our tire manufacturing business in Casablanca, Morocco, expected to be completed in the first quarter of 2007. Charges have also been incurred for a partial plant closure in the North American Tire Segment involving a plan to discontinue tire production at our Valleyfield, Quebec facility, which is expected to be completed by the second quarter of 2007. Other plans in 2006 included an action in Eastern Europe Tire to exit the bicycle tire and tube production line in Debica, Poland, retail store closures in the European Union Tire and Eastern Europe Tire Segments as well as plans in most segments to reduce selling, administrative and general expense through headcount reductions.

     For 2006, $311 million of net charges were recorded. New charges of $322 million were recorded and are comprised of $315 million for plans initiated in 2006 and $7 million for plans initiated in 2005 for associate-related costs. The $315 million of new charges for 2006 plans consist of $286 million of associate-related costs and $29 million primarily for non-cancelable lease costs. The $286 million of associate related costs consist of approximately $159 million related primarily to associate related severance costs and approximately $127 million related to non-cash pension and postretirement benefit costs. The net charge in 2006 also includes reversals of $11 million of reserves for actions no longer needed for their originally intended purposes. Approximately 5,170 associates will be released under programs initiated in 2006, of which approximately 2,320 were released by December 31, 2006.
     In addition to the above charges, accelerated depreciation charges of $81 million and asset impairment charges of $2 million were recorded in Cost of goods sold related to fixed assets that will be taken out of service primarily in connection with the Washington, Casablanca, Upper Hutt, and Tyler plant closures. We also recorded charges of $2 million of accelerated depreciation and $3 million of asset impairment in Selling, administrative and general expense.
General
Upon completion of the 2006 plans, we estimate that annual operating costs will be reduced by approximately $205 million (approximately $146 million CGS and approximately $59 million SAG). The savings realized in 2006 for the 2006 plans totaled approximately $27 million (approximately $18 million CGS and $9 million SAG). In addition, savings realized in 2006 for the 2005 plans totaled approximately $26 million (approximately $17 million CGS and $9 million SAG) compared to our estimate of $32 million. 2006 savings related to 2005 rationalization activities did not achieve expected levels primarily due to plan changes and implementation delays.
     For further information, refer to the Note to the Consolidated Financial Statements No. 2, Costs Associated with Rationalization Programs.
2005
Rationalization charges in 2005 consisted of manufacturing associate reductions, retail store reductions, IT associate reductions, and a sales function reorganization in European Union Tire; manufacturing and administrative associate reductions in Eastern Europe Tire; and manufacturing and corporate support group associate reductions in North American Tire.
     For 2005, $7 million of net charges were recorded, which included $24 million of new rationalization charges. The charges were partially offset by $17 million of reversals of rationalization charges no longer needed for their originally-intended purposes. The $17 million of reversals consisted of $10 million of associate-related costs for plans initiated prior to 2004, and $7 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $24 million of new charges primarily represented associate-related costs and consist of $22 million for plans initiated in 2005 and $2 million for plans initiated prior to 2004. Approximately 740 associates will be released under the programs initiated in 2005, of which approximately 730 were released by December 31, 2006.
     In 2005, $33 million was incurred primarily for associate severance payments, $1 million for cash pension settlement benefit costs and $7 million primarily for non-cancelable lease costs.

Discontinued Operations
     Income in 2006 decreased $72 million compared to 2005 due primarily to the negative impact of the USW strike of approximately $48 million, increased raw material costs of approximately $40 million, and lower volume of approximately $18 million. Partially offsetting these were favorable price and product mix of approximately $39 million, approximately $16 million in favorable settlements with certain raw material suppliers, approximately $1 million in lower SAG, and lower conversion costs of approximately $4 million. In addition, currency translation of approximately $3 million and approximately $2 million related to a pension plan curtailment gain in Brazil, favorably impacted operating income.
2005 Compared to 2004
For the year ended December 31, 2005, we had net income of $228 million, or $1.16 per share, compared to net income of $115 million, or $0.65 per share in the comparable period of 2004. Income from continuing operations in 2005 was $124 million, or $0.66 per share, compared to $14 million, or $0.08 per share, in 2004. Net income in 2005 included a net loss from the cumulative effect of an accounting change totaling $11 million, or $0.05 per share.
Net Sales
     Net sales in 2005 were $18.1 billion, increasing $1.2 billion or 7% compared to 2004. Net sales in 2005 for our tire segments were impacted favorably by price and product mix by approximately $737 million, primarily related to price increases to offset higher raw material costs, higher volume of approximately $186 million and foreign currency translation of approximately $175 million.
     The following table presents our tire unit sales for the periods indicated:

	Year Ended December 31,
(In millions of tires)	2005	2004	% Change
Replacement Units
North American Tire (U.S. and Canada)	71.2	70.8	0.5%
International	90.8	88.8	2.2%

Total	162.0	159.6	1.5%

OE Units
North American Tire (U.S. and Canada)	30.7	31.7	(3.3)%
International	33.7	32.0	5.5%

Total	64.4	63.7	1.1%

Goodyear worldwide tire units	226.4	223.3	1.4%

Worldwide replacement unit sales in 2005 increased from 2004 due primarily to improvements in European Union Tire. OE unit sales in 2005 increased from 2004 due primarily to improvements in Asia Pacific Tire, Latin American Tire and Eastern Europe Tire.
Cost of Goods Sold
     CGS was $14.5 billion in 2005, an increase of $0.9 billion, or 7% compared to the 2004 period. CGS was 80.3% of sales in 2005 and 80.7% in 2004. CGS for our tire segments in 2005 increased due to higher raw material costs of approximately $526 million, higher volume of approximately $146 million, product mix-related manufacturing cost increases of approximately $141 million and foreign currency translation of approximately $71 million. Partially offsetting these increases were decreased costs of $37 million from rationalization activities and $42 million of lower other post-employment benefit costs (“OPEB”). Also included in these costs were $21 million of hurricane related expenses.
     Research and development expenditures are expensed in CGS as incurred and were $346 million in 2005, compared to $347 million in 2004.

Selling, Administrative and General Expense
SAG was $2.6 billion in 2005, an increase of $18 million or 1%. SAG in 2005 was 14.6% of sales, compared to 15.4% in 2004. The increase in our tire segments was driven primarily by wage and benefits expenses that increased by nearly $46 million, which included an OPEB savings of $11 million, when compared to 2004. Foreign currency translation, primarily in Latin American Tire, increased SAG in 2005 by approximately $14 million. In addition, SAG increased by $16 million due to our acquisition and consolidation of the remaining 50% interest of a Swedish retail subsidiary during the third quarter of 2004. $10 million of costs related to hurricanes also impacted SAG in 2005. SAG in 2005 included expenses for professional fees associated with the restatement and SEC investigation as well as costs for Sarbanes-Oxley compliance. These costs decreased $26 million and $11 million, respectively from 2004 levels. In addition, rationalization activities decreased SAG by $8 million.
Interest Expense
Interest expense was $408 million an increase of $40 million in 2005 from $368 million in 2004, primarily as a result of higher average interest rates, debt levels and interest penalties.
Other (Income) and Expense
Other (income) and expense was $62 million of expense in 2005, an increase of $48 million compared to $14 million of expense in 2004. Income from settlements with certain insurance companies related to environmental insurance coverage decreased $128 million in 2005 from 2004. General and product liability-discontinued product expense decreased $44 million from 2004 primarily due to $32 million of insurance settlements received in 2005. 2005 also included greater net losses on asset sales of $29 million, primarily due to the $73 million loss in the sale of the Farm Tire business in North American Tire. These factors were partially offset by insurance recoveries in 2005 related to fire losses experienced in 2004 at company facilities in Germany, France and Thailand, which reduced expenses by $26 million from 2004. Interest income increased $25 million in 2005 due to higher average cash balances and higher interest rates, and income from equity in earnings of affiliates increased by $3 million in 2005. Expense from financing fees and financial instruments decreased $8 million compared to 2004.
     For further information, refer to the Note to the Consolidated Financial Statements No. 3, Other (Income) and Expense.
Income Taxes
For 2005, we recorded tax expense of $233 million on income from continuing operations before income taxes and minority interest in net income of subsidiaries of $452 million. For 2004, we recorded tax expense of $162 million on income from continuing operations before income taxes and minority interest in net income of subsidiaries of $234 million.
     The difference between our effective tax rate and the U.S. statutory rate was due primarily to our continuing to maintain a full valuation allowance against our net Federal and state deferred tax assets.
     Income tax expense in 2005 and 2004 includes net favorable tax adjustments totaling $25 million and $60 million, respectively. These adjustments related primarily to the release of certain foreign valuation allowances for 2005 and the resolution of uncertain tax positions in 2004.
     For further information, refer to the Note to the Consolidated Financial Statements No. 14, Income Taxes.

Rationalizations
To maintain global competitiveness, we have implemented rationalization actions over the past several years for the purpose of reducing excess and high-cost manufacturing capacity and to reduce associate headcount. We recorded net rationalization costs of $7 million in 2005 and $33 million in 2004.
2005
Rationalization charges in 2005 consisted of manufacturing associate reductions, retail store reductions, IT associate reductions, and a sales function reorganization in European Union Tire; manufacturing and administrative associate reductions in Eastern Europe Tire; and manufacturing and corporate support group associate reductions in North American Tire.
     For 2005, $7 million of net charges were recorded, which included $24 million of new rationalization charges. The charges were partially offset by $17 million of reversals of rationalization charges no longer needed for their originally-intended purposes. The $17 million of reversals consisted of $10 million of associate-related costs for plans initiated prior to 2004, and $7 million primarily for non-cancelable leases that were exited during the first quarter related to plans initiated in 2001 and earlier. The $24 million of new charges primarily represented associate-related costs and consist of $22 million for plans initiated in 2005 and $2 million for plans initiated prior to 2004. Approximately 740 associates will be released under the programs initiated in 2005, of which approximately 730 were released by December 31, 2006.
     In 2005, $33 million was incurred primarily for associate severance payments, $1 million for cash pension settlement benefit costs and $7 million primarily for non-cancelable lease costs.
2004
2004 rationalization activities consisted primarily of a farm tire manufacturing consolidation in European Union Tire, administrative associate reductions in North American Tire, European Union Tire and corporate functional groups, and manufacturing sales and research and development associate reductions in North American Tire. In fiscal year 2004, net charges were recorded totaling $33 million. The net charges included reversals of $27 million related to reserves from rationalization actions no longer needed for their originally-intended purpose, and new charges of $60 million. Included in the $60 million of new charges was $43 million for plans initiated in 2004. Approximately 670 associates will be released under programs initiated in 2004, of which approximately 660 have been released to date (40 in 2006, 260 in 2005 and 360 in 2004). The costs of the 2004 actions consisted of $35 million related to future cash outflows, primarily for associate severance costs, $4 million in non-cash pension curtailments and postretirement benefit costs and $4 million of non-cancelable lease costs and other exit costs. Costs in 2004 also included $15 million related to plans initiated in 2003, consisting of $13 million for non-cancelable lease costs and other exit costs and $2 million of associate severance costs. The reversals are primarily the result of lower than initially estimated associate severance costs of $23 million and lower leasehold and other exit costs of $4 million.

Discontinued Operations
     Income in 2005 increased $14 million, or 14% compared to 2004 due primarily to price and product mix improvements of approximately $44 million and increased volume of approximately $33 million. Partially offsetting these were increased conversion costs of approximately $33 million related to the decline in our military business and OE production shifts to low cost production facilities. Also negatively impacting operating income were increased raw material costs of approximately $30 million, higher SAG expenses of approximately $14 million due primarily to increased compensation, consulting expense, and bad debt expense and higher freight costs of approximately $11 million as a result of higher fuel costs.
Cumulative Effect of Accounting Change
On December 31, 2005, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) an interpretation of FASB Statement No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). FIN 47 requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred and the settlement date is estimable, and is capitalized as part of the carrying amount of the related tangible long-lived asset. Our AROs are primarily associated with the cost of removal and disposal of asbestos. Upon adoption of FIN 47, we recognized a non-cash cumulative effect charge of approximately $11 million, net of taxes and minority interest of $3 million.
RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
On September 29, 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more defined benefit pension plans or other postretirement plans to 1) recognize the funded status of a plan, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet; 2) recognize in shareholders’ equity as a component of accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not yet recognized as components of net periodic benefit cost; 3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet; and 4) disclose in the notes to the financial statements additional information about the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. We adopted SFAS No. 158 effective December 31, 2006. The adoption of SFAS No. 158 resulted in a decrease in total shareholders’ equity of $1,199 million as of December 31, 2006. For further information regarding the impact of the adoption of SFAS 158, refer to Note 13.
     The FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS No. 155”) in February 2006. SFAS No. 155 amends SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and addresses the application of SFAS No. 133 to beneficial interests in securitized financial assets. SFAS No. 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. Additionally, SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. We are currently assessing the impact SFAS No. 155 will have on our consolidated financial statements but do not anticipate it will be material.
     The FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets an amendment of FASB Statement No. 140” (“SFAS No. 156”) in March 2006. SFAS No. 156 requires a company to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. A company would recognize a servicing asset or servicing liability initially at fair value. A company will then be permitted to choose to subsequently recognize servicing assets and liabilities using the amortization method or fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. We are currently assessing the impact SFAS No. 156 will have on our consolidated financial statements but do not anticipate it will be material.

     On July 13, 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN No. 48 will require companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures will include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each period. The disclosures will also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN No. 48 will also require a company to recognize a financial statement benefit for a position taken for tax return purposes when it will be more-likely-than-not that the position will be sustained. FIN No. 48 will be effective for fiscal years beginning after December 15, 2006. Tax positions taken in prior years are being evaluated under FIN No. 48 and we anticipate we will increase the opening balance of retained earnings as of January 1, 2007 by up to $30 million for tax benefits not previously recognized under historical practice.
     On September 15, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. We are currently assessing the impact SFAS No. 157 will have on our consolidated financial statements.
     In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. We adopted the provisions of SAB 108 effective December 31, 2006. The adoption of SAB 108 did not have an impact on the consolidated financial statements.
CRITICAL ACCOUNTING POLICIES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the financial statements. Actual results could differ from those estimates. Our critical accounting policies follow:
•	general and product liability and other litigation,
•	workers’ compensation,
•	recoverability of goodwill and other intangible assets,
•	deferred tax asset valuation allowance and uncertain income tax positions, and
•	pension and other postretirement benefits.
     On an ongoing basis, management reviews its estimates, based on currently available information. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

General and Product Liability and Other Litigation. General and product liability and other recorded litigation liabilities are recorded based on management’s analysis that a loss arising from these matters is probable. If the loss can be reasonably estimated, we record the amount of the estimated loss. If the loss is estimated using a range and no point within the range is more probable than another, we record the minimum amount in the range. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Loss ranges are based upon the specific facts of each claim or class of claim and were determined after review by counsel. Court rulings on our cases or similar cases could impact our assessment of the probability and estimate of our loss, which could have an impact on our reported results of operations, financial position and liquidity. We record insurance recovery receivables related to our litigation claims when it is probable that we will receive reimbursement from the insurer. Specifically, we are a defendant in numerous lawsuits alleging various asbestos-related personal injuries purported to result from alleged exposure to asbestos 1) in certain rubber encapsulated products or aircraft braking systems manufactured by us in the past, or 2) in certain of our facilities. Typically, these lawsuits have been brought against multiple defendants in Federal and state courts.
     We engage an independent asbestos valuation firm to review our existing reserves for pending claims, provide a reasonable estimate of the liability associated with unasserted asbestos claims, and determine our receivables from probable insurance recoveries.
     A significant assumption in our estimated liability is the period over which the liability can be reasonably estimated. Due to the difficulties in making these estimates, analysis based on new data and/or changed circumstances arising in the future could result in an increase in the recorded obligation in an amount that cannot be reasonably estimated, and that increase could be significant. We had recorded liabilities for both asserted and unasserted claims, inclusive of defense costs, totaling $125 million at December 31, 2006 and $104 million at December 31, 2005. The portion of the liability associated with unasserted asbestos claims and related defense costs was $63 million at December 31, 2006 and $31 million at December 31, 2005.
     We maintain primary insurance coverage under coverage-in-place agreements as well as excess liability insurance with respect to asbestos liabilities. We record a receivable with respect to such policies when we determine that recovery is probable and we can reasonably estimate the amount of a particular recovery. This determination is based on consultation with our outside legal counsel and giving consideration to relevant factors, including the ongoing legal proceedings with certain of our excess coverage insurance carriers, their financial viability, their legal obligations and other pertinent facts.
     The valuation firm also assisted us in valuing receivables recorded for probable insurance recoveries. Based upon the model employed by the valuation firm, as of December 31, 2006, (i) we had recorded a receivable related to asbestos claims of $66 million, compared to $53 million at December 31, 2005, and (ii) we expect that approximately 50% of asbestos claim related losses would be recoverable up to our accessible policy limits. The receivable recorded consists of an amount we expect to collect under coverage-in-place agreements with certain primary carriers as well as an amount we believe is probable of recovery from certain of our excess coverage insurance carriers. Of this amount, $9 million was included in Current Assets as part of Accounts and notes receivable at December 31, 2006 and 2005.
     In addition to our asbestos claims, we are a defendant in various lawsuits related to our Entran II rubber hose product. During 2004, we entered into a settlement agreement to address a substantial portion of our Entran II liabilities. The claims associated with the plaintiffs that opted not to participate in the settlement will be evaluated in a manner consistent with our other litigation claims. We had recorded liabilities related to Entran II claims totaling $217 million at December 31, 2006 and $248 million at December 31, 2005.
Workers’ Compensation. We recorded liabilities, on a discounted basis, totaling $269 million and $250 million for anticipated costs related to workers’ compensation at December 31, 2006 and 2005, respectively. The costs include an estimate of expected settlements on pending claims, defense costs and a provision for claims incurred but not reported. These estimates are based on our assessment of potential liability using an analysis of available information with respect to pending claims, historical experience, and current cost trends. The amount of our ultimate liability in respect of these matters may differ from these estimates. We periodically update, at least annually, our loss development factors based on actuarial analyses. At December 31, 2006, the liability was discounted using the risk-free rate of return.
     For further information on general and product liability and other litigation, environmental matters and workers’ compensation, refer to the Note to the Consolidated Financial Statements No. 18, Commitments and Contingencies.

Recoverability of Goodwill and Other Intangible Assets. Goodwill and other intangible assets with indefinite lives are not amortized under SFAS 142. Rather, these assets must be tested annually for impairment or more frequently if an indicator of impairment is present.
     SFAS No. 142 requires that goodwill be allocated to various reporting units, which are either at the operating segment level or one reporting level below the operating segment. We have determined our reporting units to be consistent with our operating segments as determined under SFAS 131 “Disclosures about Segments of an Enterprise and Related Information.” Our reporting units for purposes of applying the provisions of SFAS 142 are comprised of five strategic business units: North American Tire, European Union Tire, Eastern Europe, Middle East and Africa Tire, Latin American Tire, and Asia Pacific Tire. Goodwill is allocated to these reporting units based on the original purchase price allocation for acquisitions within the various reporting units. During 2006, there have been no changes to our reporting units or in the manner to which goodwill was allocated.
     For purposes of our annual impairment testing, which is conducted as of July 31 each year, we determine the estimated fair values of our reporting units using a valuation methodology based upon an EBITDA multiple using comparable companies. The EBITDA multiple is adjusted if necessary to reflect local market conditions and recent transactions. The EBITDA of the reporting units are adjusted to exclude certain non-recurring or unusual items and corporate charges. EBITDA is based upon a combination of historical and forecasted results. Significant decreases in EBITDA in future periods could be an indication of a potential impairment. Additionally, valuation multiples of comparable companies would have to decline in excess of 40% to indicate a potential goodwill impairment.
     Goodwill totaled $662 million and other intangible assets with indefinite lives totaled $121 million at December 31, 2006. The valuation indicated that there was no impairment of goodwill or other intangible assets with indefinite lives. In addition, there were no events or circumstances that indicated the impairment test should be performed at December 31, 2006.
Deferred Tax Asset Valuation Allowance and Uncertain Income Tax Positions. At December 31, 2006 and 2005, we had valuation allowances aggregating $2.8 billion and $2.1 billion, respectively, against all of our net Federal and state and certain of our foreign net deferred tax assets.
     The valuation allowance was calculated in accordance with the provisions of SFAS 109 which requires an assessment of both negative and positive evidence when measuring the need for a valuation allowance. In accordance with SFAS 109, evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in the U.S., and certain foreign locations in recent periods represented sufficient negative evidence to require a full valuation allowance against our net Federal, state and certain of our foreign deferred tax assets under SFAS 109. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support realization of such assets.
     The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be required. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is probable that our positions will be sustained when challenged by the taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require cash payments and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution. Effective January 1, 2007, we will be required to recognize tax benefits in accordance with the provisions of FIN No. 48. For additional information regarding FIN 48 refer to “Recently Issued Accounting Standards” in Note 1.

Pensions and Other Postretirement Benefits. Our recorded liability for pensions and postretirement benefits other than pensions is based on a number of assumptions, including:
•	life expectancies,
•	retirement rates,
•	discount rates,
•	long term rates of return on plan assets,
•	future compensation levels,
•	future health care costs, and
•	maximum company-covered benefit costs.
     Certain of these assumptions are determined with the assistance of independent actuaries. Assumptions about life expectancies, retirement rates, future compensation levels and future health care costs are based on past experience and anticipated future trends, including an assumption about inflation. The discount rate for our U.S. plans is derived from a portfolio of corporate bonds from issuers rated AA- or higher by Standard & Poor’s as of December 31 and is reviewed annually. The total cash flows provided by the portfolio are similar to the timing of our expected benefit payment cash flows. The long term rate of return on plan assets is based on the compound annualized return of our U.S. pension fund over periods of 15 years or more, asset class return expectations and long term inflation. These assumptions are regularly reviewed and revised when appropriate, and changes in one or more of them could affect the amount of our recorded net expenses for these benefits. Other assumptions involving demographic factors such as retirement age, mortality and turnover are evaluated periodically and are updated to reflect our experience and expectations for the future. If the actual experience differs from expectations, our financial position, results of operations and liquidity in future periods could be affected.
     The discount rate used in determining the total liability for our U.S. pension and other postretirement plans was 5.75% at December 31, 2006, compared to 5.50%, 5.75% and 6.25% for December 31, 2006, 2005 and 2004, respectively. The increase in the rate at December 31, 2006 was due primarily to higher interest rates on highly rated corporate bonds. Interest cost included in our net periodic pension cost was $295 million in 2006, compared to $294 million in 2005 and $300 million in 2004. Although the reduction in the discount rate favorably affected interest cost in our net periodic pension cost in those years, it also resulted in an increase in the liability on which the interest cost was based. Interest cost included in our worldwide net periodic postretirement benefit cost was $133 million in 2006, compared to $147 million in 2005 and $186 million in 2004. Interest cost was lower in 2006 as a result of the reduction in the postretirement liability due to actuarial gains. The weighted average remaining service period for employees covered by our U.S. plans is approximately 13 years.
     The following table presents the sensitivity of our U.S. projected pension benefit obligation, accumulated other postretirement obligation, (deficit) equity, and 2007 expense to the indicated increase/decrease in key assumptions:

		+ / - Change at December 31, 2006
(Dollars in millions)	Change	PBO/ABO	Equity	2007 Expense
Pensions:
Assumption:
Discount rate	+/- 0.5%	$280	$280	$19
Actual return on assets	+/- 1.0%	N/A	35	6
Estimated return on assets	+/- 1.0%	N/A	N/A	41

Postretirement Benefits:
Assumption:
Discount rate	+/- 0.5%	$102	$102	$1
Health care cost trends – total cost	+/- 1.0%	6	N/A	1
Although we experienced an increase in our U.S. discount rate at the end of 2006, a large portion of the unrecognized actuarial loss of $1,252 million in our U.S. pension plans as of December 31, 2006 is a result of the overall decline in U.S. discount rates over time. For purposes of determining 2006 U.S. net periodic pension expense, our funded status was such that we recognized $91 million of the unrecognized actuarial loss in 2006. We will recognize approximately $59 million of unrecognized actuarial losses in 2007. Given no change to the assumptions at our December 31, 2006 measurement, actuarial loss recognition will remain at an amount near that to be recognized in 2007 over the next few years before it begins to gradually decline.

     The actual rate of return on our U.S. pension fund was 14.0%, 8.5% and 12.1% in 2006, 2005 and 2004, respectively, as compared to the expected rate of 8.5%.
     The service cost of our U.S pension plans increased from $50 million in 2005, to $91 million in 2006. The 2005 expense reflects the suspension of pension service credit agreed to in our 2003 labor contract. This suspension expired on November 1, 2005.
     Although we experienced an increase in our U.S. discount rate at the end of 2006, a large portion of the unrecognized actuarial loss of $216 million in our worldwide postretirement plans as of December 31, 2006 is a result of the overall decline in U.S. discount rates over time. The unrecognized actuarial loss decreased from 2005 primarily due to an actuarial gain. For purposes of determining 2006 worldwide net periodic postretirement cost, we recognized $9 million of the unrecognized actuarial loss in 2006. We will recognize approximately $10 million of unrecognized actuarial losses in 2007. If our future experience is consistent with our assumptions as of December 31, 2006, actuarial loss recognition will gradually decline from the 2007 levels.
     For further information on pensions and postretirement benefits, refer to the Note to the Consolidated Financial Statements No. 13, Pensions, Other Postretirement Benefits and Savings Plans.
RESULTS OF OPERATIONS — SEGMENT INFORMATION
Segment information reflects our strategic business units (“SBUs”), which are organized to meet customer requirements and global competition. Our segments are managed on a regional basis.
     Results of operations are measured based on net sales to unaffiliated customers and segment operating income. Segment operating income includes transfers to other SBUs. Segment operating income is computed as follows: Net Sales less CGS (excluding accelerated depreciation charges and asset impairment charges) and SAG (including certain allocated corporate administrative expenses). Segment operating income also includes equity in earnings of most affiliates. Segment operating income does not include rationalization charges (credits), asset sales and certain other items. Segment assets include those assets under the management of the SBU.
     Total segment operating income was $712 million in 2006, $1.06 billion in 2005 and $831 million in 2004. Total segment operating margin (segment operating income divided by segment sales) in 2006 was 3.8%, compared to 5.9% in 2005 and 4.9% in 2004.
     Management believes that total segment operating income is useful because it represents the aggregate value of income created by our SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBUs’ segment operating income. Refer to the Note to the Consolidated Financial Statements No. 16, Business Segments, for further information and for a reconciliation of total segment operating income to (Loss) Income from Continuing Operations before Income Taxes.
North American Tire

	Year Ended December 31,
(In millions)	2006	2005	2004
Tire Units	90.9	101.9	102.5
Net Sales	$9,089	$9,091	$8,569
Operating (Loss) Income	(233)	167	74
Operating Margin	(2.6)%	1.8%	0.9%
2006 Compared to 2005
North American Tire unit sales in 2006 decreased 11.0 million units or 10.8% from 2005. The decrease was primarily due to a decline in replacement unit sales of 9.6 million units or 13.4% due to an overall market decline in the consumer replacement market as well as further strategic share reduction in the lower value segment, following our decision to exit the wholesale private label business, partially offset by increased share of our higher value branded products. Also, OE volume in 2006 decreased 1.4 million units or 4.8%

from 2005 driven by lower vehicle production. Included in the volume decrease was 1.1 million units due to the Farm Tire divestiture and approximately 2.8 million units as a result of the USW strike.
     Net sales in 2006 decreased $2 million from 2005. Net sales in 2006 decreased approximately $386 million due primarily to lower volume from the weak consumer replacement market and exiting the wholesale private label business, approximately $318 million due to the unfavorable impact of the USW strike and approximately $265 million from divestitures in 2005. Partially offsetting these were favorable price and mix of approximately $543 million due to price increases to offset higher raw material costs and improved mix resulting from our strategy to focus on the higher value consumer replacement market and greater selectivity in the consumer OE market. Also, positively impacting sales in the period was growth in other tire related businesses of approximately $393 million, as well as currency translation of approximately $31 million.
     Operating loss in 2006 was $233 million compared to operating income in 2005 of $167 million, a decrease of $400 million. Operating income was unfavorably impacted by increased raw material costs of approximately $373 million, increased costs of approximately $313 as a result of the USW strike, increased conversion costs of approximately $135 million, primarily driven by lower volume and higher energy costs, lower volume of approximately $45 million and approximately $34 million of income related to divested businesses. Partially offsetting these were favorable price and product mix of approximately $367 million, and lower SAG costs of approximately $55 million, which includes lower wages and benefits of approximately $20 million, approximately $17 million of lower advertising expenses, and approximately $9 million of savings from rationalization plans, partially offset by $15 million in increased general and product liability expenses. In addition, approximately $21 million of favorable settlements with certain raw material suppliers, increased operating income in chemical and other tire related businesses of approximately $22 million, and approximately $15 million of lower depreciation expense as a result of the increased estimated useful lives of our tire mold equipment favorably impacted operating income. In 2005, approximately $25 million of costs were incurred associated with the hurricanes. We expect that the USW strike will continue to have an impact in 2007 due to reduced sales and unabsorbed fixed costs, and estimate that North American Tire’s segment operating income will be negatively impacted by between $200 million to $230 million, mostly in the first half of the year.
     Operating income in 2006 did not include approximately $14 million of accelerated depreciation primarily related to the closure of the Tyler, Texas facility. Operating income also did not include net rationalization charges (credits) totaling $187 million in 2006 and $(8) million in 2005 and (gains) losses on asset sales of $(11) million in 2006 and $43 million in 2005.
2005 Compared to 2004
North American Tire unit sales in 2005 decreased 0.6 million units or 0.6% from 2004. Replacement unit sales in 2005 increased 0.4 million units or 0.5% from 2004. OE volume in 2005 decreased 1.0 million units or 3.3% from 2004 due primarily to a slowdown in the automotive industry that resulted in lower levels of vehicle production and our selective fitment strategy in the consumer OE business.
     Net sales in 2005 increased $522 million or 6% from 2004. Net sales in 2005 increased approximately $353 million due primarily to price increases to offset higher raw material costs and improved mix resulting from our strategy to focus on the higher value consumer replacement market and greater selectivity in the consumer OE market. Also, positively impacting sales in the period was a growth in other tire related businesses of approximately $167 million, as well as translation of $33 million. The improvements were offset by a decrease in volume of approximately $31 million.
     Operating income in 2005 increased $93 million or 126% compared to 2004. The improvement was due to our tire business’ improved price and product mix of approximately $244 million, driven by factors described above, lower conversion costs of $85 million, primarily related to the implementation of cost reduction initiatives resulting in productivity improvements, lower other post-employment benefit costs (“OPEB”) costs and rationalization activities, and lower segment SAG costs of approximately $8 million. The decrease in SAG costs was primarily related to lower OPEB and lower general and product liability expenses, partially offset by higher wage and benefit costs. Also positively impacting our operating income was an approximate $46 million improvement in the earnings of our retail, external chemicals and other tire related businesses. The 2005 period was unfavorably impacted by increased raw material costs of approximately $283 million in our tire business and $25 million of costs associated with the hurricanes.
     In connection with our then existing master contract with the USW, employees represented by the USW did not receive service credit under the U.S. hourly pension plan for a two year period ended November 1, 2005. As a result, pension expense was reduced in 2005 and 2004 by approximately $43 million and $44 million, respectively.

     Operating income did not include net rationalization charges (credits) totaling $(8) million in 2005 and $9 million in 2004. In addition, operating income did not include losses on asset sales of $43 million in 2005 and $13 million in 2004.
European Union Tire

	Year Ended December 31,
(In millions)	2006	2005	2004
Tire Units	63.5	64.3	62.8
Net Sales	$4,990	$4,676	$4,476
Operating Income	286	317	253
Operating Margin	5.7%	6.8%	5.7%
2006 Compared to 2005
European Union Tire Segment unit sales in 2006 decreased 0.8 million units or 1.2% from 2005. OE volume decreased 0.8 million units or 4.1% due to a selective OE fitment strategy and a weak OE consumer market.
     Net sales in 2006 increased $314 million or 7% from 2005. The increase was due primarily to price and product mix of approximately $246 million, driven by price increases to offset higher raw material costs and a favorable mix in the consumer replacement and commercial markets. Also favorably impacting sales was currency translation totaling approximately $109 million. This improvement was partially offset by the lower volume of $48 million, primarily due to decreased consumer OE sales.
     Operating income in 2006 decreased $31 million or 10% compared to 2005 due to higher raw material costs of approximately $224 million, increased conversion costs of approximately $25 million and lower volume of approximately $12 million. Partially offsetting these were improvements in price and product mix of approximately $136 million, driven by price increases to offset higher raw material costs and the continued shift towards high performance and ultra-high performance tires, lower SAG expenses of approximately $69 million, primarily due to lower advertising and wages and benefits and lower research and development of approximately $5 million. Also, lower depreciation expense as a result of the increased estimated useful lives of our tire mold equipment of approximately $10 million, favorable settlements with certain raw material suppliers of approximately $6 million and favorable currency translation of approximately $6 million favorably impacted operating income.
     Operating income in 2006 did not include approximately $50 million of accelerated depreciation primarily related to the closure of the Washington, UK facility. Operating income also did not include net rationalization charges totaling $64 million in 2006 and $8 million in 2005 and gains on asset sales of $27 million in 2006 and $5 million in 2005.
     European Union Tire’s results are highly dependent upon Germany, which accounted for approximately 43% and 38% of European Union Tire’s net sales in 2006 and 2005, respectively. Accordingly, results of operations in Germany will have a significant impact on European Union Tire’s future performance.
2005 Compared to 2004
European Union Tire Segment unit sales in 2005 increased 1.5 million units or 2.4% from 2004. Replacement unit sales increased 2.1 million units or 5.0% due primarily to share gains in the consumer market. OE volume decreased 0.6 million units or 3.4% due to overall softness in markets in the region.
     Net sales in 2005 increased $200 million or 4% from 2004. The increase was due primarily to price and product mix of approximately $214 million, driven by price increases to offset higher raw material costs and a favorable mix toward the consumer replacement and commercial markets. Also contributing to the sales increase was a volume increase of approximately $95 million, largely due to increases in the consumer replacement market. This improvement was partially offset by the lower sales in other tire related businesses of $62 million, primarily due to the closure and sale of retail locations, and unfavorable currency translation totaling approximately $43 million.

     Operating income in 2005 increased $64 million or 25% compared to 2004 due to improvements in price and product mix of approximately $145 million driven by price increases to offset higher raw material costs and the continued shift towards high performance, ultra-high performance and commercial tires. Also positively impacting operating income was higher volume of $23 million. Operating income was adversely affected by higher raw material costs of approximately $60 million, higher pension costs in the United Kingdom of $23 million, primarily due to a lower discount rate, and higher SAG expenses of approximately $18 million, primarily related to higher distribution and advertising expenses.
     Operating income did not include net rationalization charges totaling $8 million in 2005 and $23 million in 2004. In addition, operating income did not include gains on asset sales of $5 million in 2005 and $6 million in 2004.
Eastern Europe, Middle East and Africa Tire

	Year Ended December 31,
(In millions)	2006	2005	2004
Tire Units	20.0	19.7	18.9
Net Sales	$1,562	$1,437	$1,279
Operating Income	229	198	194
Operating Margin	14.7%	13.8%	15.2%
2006 Compared to 2005
Eastern Europe, Middle East and Africa Tire unit sales in 2006 increased 0.3 million units or 1.5% from 2005 primarily related to increased replacement unit sales of 0.6 million or 3.6% primarily due to growth in certain countries. OE units sales decreased 0.3 million units or 7.1% due primarily to the exit of non-profitable businesses.
     Net sales in 2006 increased by $125 million, or 9% compared to 2005 mainly due to price increases to recover higher raw material costs and favorable product mix due to continued growth of high performance tires and premium brands of approximately $106 million, increased volume of approximately $19 million, mainly in Central Europe and Russia, as well as improved other sales, mainly South African retail sales of approximately $9 million. These were offset in part by unfavorable translation of $10 million.
     Operating income in 2006 increased by $31 million, or 16% from 2005. Operating income in 2006 was favorably impacted by price and product mix of approximately $73 million due to factors described above, favorable foreign currency translation of approximately $10 million, and improved volume of approximately $6 million primarily in emerging markets. Also favorably impacting operating income was lower SAG expenses of approximately $10 million due to a decrease in marketing expenses, and improvement in other tire related businesses of $5 million. Negatively impacting operating income were higher raw material costs of approximately $61 million, and higher conversion costs of approximately $16 million primarily due to increased energy costs.
     Operating income did not include accelerated depreciation charges and asset write-offs of $12 million in 2006 related to the closure of the Morocco facility. Operating income also did not include net rationalization charges totaling $30 million in 2006 and $9 million in 2005 and net (gains) losses on asset sales of $(1) million in 2006 and $1 million in 2005.
2005 Compared to 2004
Eastern Europe, Middle East and Africa Tire unit sales in 2005 increased 0.8 million units or 4.5% from 2004 primarily related to increased OE unit sales of 0.4 million or 13.9% primarily due to growth in the automotive industry in South Africa. Replacement units sales increased 0.4 million units or 2.4% driven by growth in emerging markets.
     Net sales in 2005 increased by $158 million, or 12% compared to 2004 mainly due to price increases to recover higher raw material costs and favorable product mix due to continued growth of high performance tires and premium brands of approximately $60 million, favorable translation of $42 million, increased volume of approximately $37 million, mainly in emerging markets, as well as increased South African retail sales of approximately $15 million.
     Operating income in 2005 increased by $4 million, or 2% from 2004. Operating income in 2005 was favorably impacted by price and product mix of approximately $39 million due to factors described above, improved volume of approximately $16 million primarily in emerging markets, foreign currency translation of approximately $16 million and improvement in other tire related businesses of $4 million. Negatively impacting operating income were higher raw material costs of approximately $40 million, higher conversion costs of approximately $18 million primarily related to production adjustments in certain markets to reduce inventory levels. Higher SAG costs also negatively impacted operating income by $15 million, primarily due to increased selling activity in emerging markets.
     Operating income did not include net rationalization charges totaling $9 million in 2005 and $4 million in 2004. In addition, operating income did not include losses on asset sales of $1 million in 2005.
Latin American Tire

	Year Ended December 31,
(In millions)	2006	2005	2004
Tire Units	21.2	20.4	19.6
Net Sales	$1,607	$1,471	$1,249
Operating Income	326	294	250
Operating Margin	20.3%	20.0%	20.0%
2006 Compared to 2005
Latin American Tire unit sales in 2006 increased 0.8 million units or 3.6% compared to 2005 primarily due to an increase in OE volume of 0.9 million units or 17.1%. OE volume increased due to new business and increased market share. Replacement units decreased 0.1 million units or 1.2%.
     Net sales in 2006 increased $136 million, or 9% compared to 2005. Net sales increased in 2006 due to the favorable impact of currency translation, mainly in Brazil, of approximately $63 million, increased volume of approximately $47 million, and favorable price and product mix, of approximately $60 million.
     Operating income in 2006 increased $32 million, or 11% compared to 2005. Operating income was favorably impacted by approximately $46 million from the favorable impact of currency translation, approximately $60 million due to improved price and product mix, a pension plan curtailment gain of approximately $17 million, and $14 million due to increased volume. Increased raw material costs of approximately $96 million and higher conversion costs of approximately $10 million, negatively impacted operating income compared to 2005.
     Operating income did not include net rationalization charges totaling $2 million in 2006. In addition, operating income did not include gains on asset sales of $1 million in 2006 and 2005.
     Latin American Tire’s results are highly dependent upon Brazil, which accounted for approximately 46% and 44% of Latin American Tire’s net sales in 2006 and 2005, respectively. Accordingly, results of operations in Brazil will have a significant impact on Latin American Tire’s future performance. Moreover, given Latin American Tire’s significant contribution to our operating income, significant fluctuations in their sales, operating income or operating margins may have disproportionate impact on our consolidated results of operations.
2005 Compared to 2004
Latin American Tire unit sales in 2005 increased 0.8 million units or 4.5% compared to 2004 primarily due to an increase in OE volume of 0.8 million units or 18.9%. OE volume increased as a result of strong growth in Latin American vehicle exports to Europe, Africa and North America. Replacement unit sales remained relatively flat, in line with a relatively flat replacement market in Latin America.
     Net sales in 2005 increased $222 million, or 18% compared to 2004. Net sales increased in 2005 due to the favorable impact of currency translation, mainly in Brazil, of approximately $117 million, favorable price and product mix, of approximately $61 million and increased volume of approximately $54 million. These increases were partially offset by a reduction in sales of other tire related businesses of $15 million.

     Operating income in 2005 increased $44 million, or 18% compared to 2004. Operating income was favorably impacted by approximately $87 million primarily due to improved price, approximately $66 million from the favorable impact of currency translation, and $16 million due to increased volumes. Increased raw material costs of approximately $93 million, higher conversion costs and SAG expenses of approximately $21 million and $8 million, respectively, due primarily to higher compensation costs, negatively impacted operating income as compared to 2004. The reduction in sales of other tire related businesses reduced operating income by approximately $7 million.
     Operating income did not include net rationalization credits totaling $2 million in 2004. In addition, operating income did not include gains on asset sales of $1 million in 2005.
Asia Pacific Tire

	Year Ended December 31,
(In millions)	2006	2005	2004
Tire Units	19.4	20.1	19.5
Net Sales	$1,503	$1,423	$1,312
Operating Income	104	84	60
Operating Margin	6.9%	5.9%	4.6%
2006 Compared to 2005
Asia Pacific Tire unit sales in 2006 decreased 0.7 million units or 3.3% compared to 2005. OE volume increased 0.1 million units or 3.0% mainly due to improvements in the Chinese and Indian OE markets. Replacement units decreased 0.8 million units or 6.1% driven by reduced participation in low margin segments of the market, as well as, increased low-cost import competition in several countries within the region.
     Net sales in 2006 increased $80 million or 6% from 2005 due to favorable price and product mix of approximately $112 million, and to favorable currency translation of approximately $7 million. Partially offsetting these increases was lower volume of approximately $37 million.
     Operating income in 2006 increased $20 million or 24% from 2005 due primarily to improved price and product mix of approximately $110 million, and approximately $2 million in favorable settlements with certain raw material suppliers. These were offset in part by raw material cost increases of $75 million, decreased volume of approximately $8 million, decreased income in our Asian joint ventures of approximately $6 million, and increased conversion costs of approximately $5 million due to lower production volume.
     Operating income in 2006 did not include approximately $12 million of accelerated depreciation related to the closure of the Upper Hutt, New Zealand facility. Operating income also did not include net rationalization charges (credits) totaling $28 million in 2006 and $(2) million in 2005 and gains on asset sales of $2 million in 2006.
     Asia Pacific Tire’s results are highly dependent upon Australia, which accounted for approximately 46% and 47% of Asia Pacific Tire’s net sales in 2006 and 2005, respectively. Accordingly, results of operations in Australia will have a significant impact on Asia Pacific’s Tire’s future performance.
2005 Compared to 2004
Asia Pacific Tire unit sales in 2005 increased 0.6 million units or 2.5% compared to 2004. OE volume increased 1.2 million units or 20.9% mainly due to improvements in the Chinese OE market. Replacement units decreased 0.6 million units or 4.0% driven by increased competition with low cost imports.
     Net sales in 2005 increased $111 million or 8% from 2004 due to favorable price and product mix of approximately $49 million, driven by price increases to offset higher raw material costs, and to favorable price in our off-the-road business in response to strong market demand. Also favorably impacting sales was currency translation of approximately $26 million and volume of approximately $31 million.

     Operating income in 2005 increased $24 million or 40% from 2004 due primarily to improved price and product mix of approximately $60 million, driven by factors described above, non-recurring FIN 46 related charges of approximately $7 million in 2004, and lower research and development costs of $5 million. Also positively impacting income for the period was increased volume of approximately $6 million and a $4 million increase in other tire related businesses. These were offset in part by raw material cost increases of $50 million and higher SAG costs of $8 million due primarily to development of our branded retail and global sourcing infrastructure in China.
     Operating income did not include net rationalization credits totaling $2 million in 2005.
LIQUIDITY AND CAPITAL RESOURCES
At December 31, 2006, we had $3,862 million in Cash and cash equivalents as well as $533 million of unused availability under our various credit agreements, compared to $2,138 million and $1,676 million, respectively, at December 31, 2005. In January 2007, we repaid all amounts borrowed under the $1.0 billion revolving portion of our $1.5 billion First Lien Credit Facility. As a result of this repayment our cash and cash equivalents decreased by $873 million and the unused availability under our credit agreements increased by $873 million. Cash and cash equivalents do not include restricted cash. Restricted cash primarily consists of our contributions made related to the settlement of the Entran II litigation and proceeds received pursuant to insurance settlements. In addition, we will, from time to time, maintain balances on deposit at various financial institutions as collateral for borrowings incurred by various subsidiaries, as well as cash deposited in support of trade agreements and performance bonds. At December 31, 2006, cash balances totaling $214 million were subject to such restrictions, compared to $241 million at December 31, 2005. The decrease was primarily due to payments for Heatway and asbestos settlements. Subsequent to December 31, 2006, $20 million of restricted cash became unrestricted.
     Our ability to service our debt depends in part on the results of operations of our subsidiaries and upon the ability of our subsidiaries to make distributions of cash to various other entities in our consolidated group, whether in the form of dividends, loans or otherwise. In certain countries where we operate, transfers of funds into or out of such countries by way of dividends, loans or advances are generally or periodically subject to various restrictive governmental regulations. In addition, certain of our credit agreements and other debt instruments restrict the ability of foreign subsidiaries to make distributions of cash. At December 31, 2006, approximately $284 million of net assets were subject to such restrictions, compared to approximately $236 million at December 31, 2005.
Operating Activities
Operating cash flows from continuing operations in 2006 of $445 million decreased $335 million from $780 million in 2005. The decrease was due in part to lower operating results. In addition, increased pension contributions, lower proceeds from insurance settlements, and higher rationalization payments adversely affected cash flows from operating activities in 2006. Lower working capital levels resulting from the strike and savings from our four-point cost savings plan favorably affected operating cash flows from continuing operations.
     Operating cash flows from continuing operations in 2005 of $780 million increased $99 million from $681 million in 2004. The improvement was primarily attributable to improved operating results offset by higher pension contributions in 2005. Cash flows in 2004 reflected the termination of certain of our off-balance sheet accounts receivable securitization programs in Europe.
Investing Activities
Net cash used in investing activities of continuing operations was $498 million during 2006, compared to $408 million in 2005 and $625 million in 2004. Capital expenditures were $637 million, $601 million and $499 million in 2006, 2005 and 2004, respectively. The decrease in cash used in investing activities in 2005 compared to 2006 and 2004 was primarily the result of higher proceeds from asset dispositions related to the sale of our North American Farm Tire business, our natural rubber plantation, and Wingtack adhesive resin business in 2005.

     Cash used for asset acquisitions in 2006 and 2004 were primarily for the acquisition of the remaining outstanding shares that we did not already own of South Pacific Tyres Ltd., a joint venture tire manufacturer and distributor in Australia in 2006, Sava Tires d.o.o. (Sava Tires), a joint venture tire manufacturing company in Kranj, Slovenia, and of Däckia, a tire retail group in Sweden in 2004.
Financing Activities
Net cash provided by (used in) financing activities of continuing operations was $1,648 million in 2006, $(181) million in 2005, and $240 million in 2004.
     Consolidated debt at December 31, 2006 of $7,210 million increased from 2005 by $1,814 million due primarily to increased borrowings related to the USW strike and refinancing debt maturing in March 2007.
     Consolidated debt at December 31, 2005 of $5,396 million decreased from 2004 by $261 million due primarily to a net repayment of debt of $63 million in conjunction with our April 8, 2005 refinancing, the issuance of $400 million in senior notes due in 2015 and the repayment of our 6 3/8% Euro Notes due in 2005.
Credit Sources
In aggregate, we had credit arrangements of $8,196 million available at December 31, 2006, of which $533 million were unused, compared to $7,500 million available at December 31, 2005, of which $1,676 million were unused. Following the repayment of amounts outstanding under the $1.0 billion revolving portion of our $1.5 billion First Lien Credit Facility in January 2007, the amount unused under our credit arrangements increased by $873 million.
$1.0 Billion Senior Notes Offering
On November 21, 2006, we completed an offering of (i) $500 million aggregate principal amount of 8.625% Senior Notes due 2011 (the “Fixed Rate Notes”), and (ii) $500 million aggregate principal amount of Senior Floating Rate Notes due 2009. The Fixed Rate Notes were sold at par and bear interest at a fixed rate of 8.625% per annum. The Floating Rate Notes were sold at 99% of the principal amount and bear interest at a rate per annum equal to the six-month London Interbank Offered Rate, or LIBOR, plus 375 basis points. The Notes are guaranteed by our U.S. and Canadian subsidiaries that also guarantee our obligations under our senior secured credit facilities. The guarantee is unsecured. A portion of the proceeds were used to repay at maturity $216 million principal amount of 6 5/8% Notes due December 1, 2006, and we also plan to use the proceeds to repay $300 million principal amount of 8 1/2% Notes maturing March 15, 2007. The remaining proceeds are to be used for other general corporate purposes.
     The terms of the Indenture, among other things, limits our ability and the ability of certain of our subsidiaries to (i) incur additional debt or issue redeemable preferred stock, (ii) pay dividends, or make certain other restricted payments or investments, (iii) incur liens, (iv) sell assets, (v) incur restrictions on the ability of our subsidiaries to pay dividends to us, (vi) enter into affiliate transactions, (vii) engage in sale and leaseback transactions, and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets. These covenants are subject to significant exceptions and qualifications. For example, if the Notes are assigned an investment grade rating by Moody’s and S&P and no default has occurred or is continuing, certain covenants will be suspended.

$1.5 Billion First Lien Credit Facility
Our $1.5 billion first lien credit facility consists of a $1.0 billion revolving facility and a $500 million deposit-funded facility. Our obligations under these facilities are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries. Our obligations under this facility and our subsidiaries’ obligations under the related guarantees are secured by first priority security interests in a variety of collateral.
     With respect to the deposit-funded facility, the lenders deposited the entire $500 million of the facility in an account held by the administrative agent, and those funds are used to support letters of credit or borrowings on a revolving basis, in each case subject to customary conditions. The full amount of the deposit-funded facility is available for the issuance of letters of credit or for revolving loans. As of December 31, 2006, there were $500 million of letters of credit issued under the deposit-funded facility ($499 million at December 31, 2005).
     At December 31, 2006, we had outstanding $873 million under the credit facility. Availability under the facility is subject to a borrowing base, which is based on eligible accounts receivable and inventory, with reserves which are subject to adjustment from time to time. Adjustments are based on the results of periodic collateral and borrowing base evaluations and appraisals. If at any time the amount of outstanding borrowings and letters of credit under the facility exceeds the borrowing base, we are required to repay borrowings and/or cash collateralize letters of credit sufficient to eliminate the excess. In January of 2007, all borrowings under the revolving facility were repaid. As of December 31, 2006, there were $6 million of letters of credit issued under the revolving facility.
$1.2 Billion Second Lien Term Loan Facility
Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by second priority security interests in the same collateral securing the $1.5 billion first lien credit facility. At December 31, 2006 and December 31, 2005, this facility was fully drawn.
$300 Million Third Lien Secured Term Loan Facility
Our obligations under this facility are guaranteed by most of our wholly-owned U.S. and Canadian subsidiaries and are secured by third priority security interests in the same collateral securing the $1.5 billion first lien credit facility (however, the facility is not secured by any of the manufacturing facilities that secure the first and second lien facilities). As of December 31, 2006 and December 31, 2005, this facility was fully drawn.
Euro Equivalent of $650 Million (€505 Million) Senior Secured European Credit Facilities
These facilities consist of (i) a €195 million European revolving credit facility, (ii) an additional €155 million German revolving credit facility, and (iii) €155 million of German term loan facilities. We secure the U.S. facilities described above and provide unsecured guarantees to support these facilities. Goodyear Dunlop Tires Europe B.V. (“GDTE”) and certain of its subsidiaries in the United Kingdom, Luxembourg, France and Germany also provide guarantees. GDTE’s obligations under the facilities and the obligations of subsidiary guarantors under the related guarantees are secured by a variety of collateral. As of December 31, 2006, there were $ 4 million of letters of credit issued under the European revolving credit facility ($4 million at December 31, 2005), $202 million was drawn under the German term loan facilities ($183 million at December 31, 2005) and $204 million was drawn under the German revolving credit facility (no borrowings at December 31, 2005). There were no borrowings under the European revolving credit facility at December 31, 2006 or December 31, 2005. In January of 2007, the $204 million borrowed under the German revolving credit facility was repaid.
     Each of these facilities have customary representations and warranties including, as a condition to borrowing, material adverse change representations in our financial condition since December 31, 2004. For a description of the collateral securing the above facilities as well as the covenants applicable to them, please refer to the Note to the Consolidated Financial Statements No. 11, Financing Arrangements and Derivative Financial Instruments.

Consolidated EBITDA (per Credit Agreements)
Under our First Lien and European credit facilities we are not permitted to fall below a ratio of 2.00 to 1.00 of Consolidated EBITDA to Consolidated Interest Expense (as such terms are defined in each of the relevant credit facilities) for any period of four consecutive fiscal quarters. In addition, our ratio of Consolidated Net Secured Indebtedness to Consolidated EBITDA (as such terms are defined in each of the relevant credit facilities) is not permitted to be greater than 3.50 to 1.00 at the end of any fiscal quarter.
     Consolidated EBITDA is a non-GAAP financial measure that is presented not as a measure of operating results, but rather as a measure under our debt covenants. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. Our failure to comply with the financial covenants in our credit facilities could have a material adverse effect on our liquidity and operations. Accordingly, we believe that the presentation of Consolidated EBITDA will provide investors with information needed to assess our ability to continue to comply with these covenants.
     The following table presents the calculation of EBITDA and Consolidated EBITDA for the periods indicated. Other companies may calculate similarly titled measures differently than we do. Certain line items are presented as defined in the primary credit facilities and do not reflect amounts as presented in the Consolidated Statements of Operations.

	Year Ended December 31,
(In millions)	2006	2005	2004
Net (Loss) Income	$(330)	$228	$115
Consolidated Interest Expense	451	411	369
U.S. and Foreign Taxes on Income	106	250	208
Depreciation and Amortization Expense	675	630	629
Cumulative Effect of Accounting Change	—	11	—

EBITDA	902	1,530	1,321

Credit Agreement Adjustments:
Other (Income) and Expense	(76)	70	1
Minority Interest in Net Income of Subsidiaries	111	95	58
Consolidated Interest Expense Adjustment	5	5	11
Non-cash Non-recurring Items	—	—	—
Rationalizations	319	11	56
Less Excess Cash Rationalization Charges	—	—	—

Consolidated EBITDA	$1,261	$1,711	$1,447

Other Foreign Credit Facilities
At December 31, 2006, we had short term committed and uncommitted bank credit arrangements totaling $479 million, of which $236 million were unused, compared to $388 million and $181 million at December 31, 2005. The continued availability of these arrangements is at the discretion of the relevant lender, and a portion of these arrangements may be terminated at any time.
International Accounts Receivable Securitization Facilities (On-Balance-Sheet)
On December 10, 2004, GDTE and certain of its subsidiaries entered into a five-year pan-European accounts receivable securitization facility. The facility provides €275 million of funding and is subject to customary annual renewal of back-up liquidity lines.
     As of December 31, 2006, the amount available and fully utilized under this program was $362 million compared to $324 million as of December 31, 2005.
     In addition to the pan-European accounts receivable securitization facility discussed above, subsidiaries in Australia have accounts receivable securitization programs totaling $81 million and $67 million at December 31, 2006 and December 31, 2005, respectively.

Credit Ratings
Our credit ratings as of the date of this report are presented below:

	S&P	Moody’s
$1.5 Billion First Lien Credit Facility	BB	Ba1
$1.2 Billion Second Lien Credit Facility	B+	Ba3
$300 Million Third Lien Term Loan Facility	B-	B2
European Facilities	B+	Ba1
$650 Million Senior Secured Notes due 2011	B-	B2
$500 Million Notes due 2009 and Senior Unsecured $500 Million Notes due 2011	B-	B2
Senior Unsecured $400 Million Notes, due 2015	B-	B2
All other Senior Unsecured	B-	B3
Corporate Rating (implied)	B+	B1
Outlook/Watch	Stable	Stable
Although we do not request ratings from Fitch, the rating agency rates our secured debt facilities (ranging from BB to B depending on the facility) and our unsecured debt (“CCC+”), and has us on negative outlook.
     As a result of these ratings and other related events, we believe that our access to capital markets may be limited. Unless our debt credit ratings and operating performance improve, our access to the credit markets in the future may be limited. Moreover, a reduction in our credit ratings would further increase the cost of any financing initiatives we may pursue.
     A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.
Potential Future Financings
In addition to our previous financing activities, we plan to undertake additional financing actions which could include restructuring bank debt or a capital markets transaction, possibly including the issuance of additional equity. Given the challenges that we face and the uncertainties of the market conditions, access to the capital markets cannot be assured.
     Future liquidity requirements also may make it necessary for us to incur additional debt. However, a substantial portion of our assets is already subject to liens securing our indebtedness. As a result, we are limited in our ability to pledge our remaining assets as security for additional secured indebtedness. In addition, no assurance can be given as to our ability to raise additional unsecured debt.
Dividends
We have not paid a cash dividend since 2002. Under our primary credit facilities we are permitted to pay dividends on our common stock of $10 million or less in any fiscal year. This limit increases to $50 million in any fiscal year if Moody’s senior (implied) rating and Standard & Poor’s (“S&P”) corporate rating improve to Ba2 or better and BB or better, respectively.
Asset Dispositions
As part of our continuing effort to divest non-core businesses, on December 29, 2006, we completed the sale of our North American and Luxembourg tire fabric operations to Hyosung Corporation. The sale included three fabric converting mills in Decatur, Alabama; Utica, New York; and Colmar-Berg, Luxembourg. We received approximately $77 million for the net assets sold and recorded a gain in the fourth quarter of approximately $9 million on the sale. In addition, we have entered into an agreement to sell our facility in Americana, Brazil to Hyosung Corporation, pending government and regulatory approvals, for approximately $3 million, subject to post closing adjustments. Also, we have announced that we are exploring the possible sale of our Engineered Products business. We continue to evaluate our portfolio of businesses and, where appropriate, may pursue additional dispositions of non-core businesses and assets. Refer to the Note to the Consolidated Financial Statements No. 20, Asset Dispositions.

COMMITMENTS AND CONTINGENT LIABILITIES
Contractual Obligations
The following table presents our contractual obligations and commitments to make future payments as of December 31, 2006:

	Payment Due by Period as of December 31, 2006
							After
(In millions)	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	5 Years
Long Term Debt (1)	$7,153	$641	$125	$908	$2,445	$2,101	$933
Capital Lease Obligations (2)	81	11	11	11	10	9	29
Interest Payments (3)	2,415	458	441	432	300	152	632
Operating Leases (4)	1,455	315	247	187	145	110	451
Pension Benefits (5)	1,450	725	375	150	125	75	(5)
Other Post Retirement Benefits (6)	2,041	231	233	227	219	211	920
Workers’ Compensation (7)	359	93	47	33	24	19	143
Binding Commitments (8)	1,112	846	42	34	28	25	137

	$16,066	$3,320	$1,521	$1,982	$3,296	$2,702	$3,245

(1)	Long term debt payments include notes payable and reflect long term debt maturities as of December 31, 2006. Our U.S. and German revolving credit facilities are due 2010 (the 4th year), and, as such, substantially all the borrowings outstanding under these facilities at December 31, 2006 are included in the table as maturing in the 4th year. However, in January 2007, we repaid all outstanding amounts under these facilities.

(2)	The present value of capital lease obligations is $58 million.

(3)	These amounts represent future interest payments related to our existing debt obligations based on fixed and variable interest rates specified in the associated debt agreements. Payments related to variable debt are based on the six-month LIBOR rate at December 31, 2006 plus the specified margin in the associated debt agreements for each period presented. The amounts provided relate only to existing debt obligations and do not assume the refinancing or replacement of such debt. No interest payments for the U.S. or German revolving facilities were assumed since borrowings were repaid in January 2007.

(4)	Operating lease obligations have not been reduced by minimum sublease rentals of $47 million, $37 million, $28 million, $19 million, $9 million, and $14 million in each of the periods above, respectively, for a total of $154 million. Payments, net of minimum sublease rentals, total $1,301 million. The present value of the net operating lease payments is $920 million. The operating leases relate to, among other things, real estate, vehicles, data processing equipment and miscellaneous other assets. No asset is leased from any related party.

(5)	The obligation related to pension benefits is actuarially determined and is reflective of obligations as of December 31, 2006. Although subject to change, the amounts set forth in the table for 2007 (the 1st year) and 2008 (the 2nd year) represent the midpoint of the range of our estimated minimum funding requirements for domestic defined benefit pension plans under current ERISA law, and the midpoint of the range of our expected contributions to our funded non-U.S. pension plans. The current estimate for our domestic defined benefit plans does not include the provisions of IRS regulations released February 2, 2007 related to mandated mortality assumptions to be used for 2007. We are not currently able to estimate the impact the mandated mortality table will have on our 2007 contributions. For years after 2008, the amounts shown in the table represent the midpoint of the range of our estimated minimum funding requirements for our domestic defined benefit pension plans, and do not include estimates for contributions to our funded non-U.S. pension plans. The expected contributions for our domestic plans are based upon a number of assumptions, including:
•	an ERISA liability interest rate of 5.78% for 2007, 6.35% for 2008, 6.43% for 2009, 6.51% for 2010, and 6.57% for 2011, and

•	plan asset returns of 8.5% for 2007 and beyond.

Future contributions are also effected by other factors such as:
•	future interest rate levels,

•	the amount and timing of asset returns, and

•	how contributions in excess of the minimum requirements could impact the amounts and timing of future contributions.

(6)	The payments presented above are expected payments for the next 10 years. The payments for other postretirement benefits reflect the estimated benefit payments of the plans using the provisions currently in effect. Under the relevant summary plan descriptions or plan documents we have the right to modify or terminate the plans. The obligation related to other postretirement benefits is actuarially determined on an annual basis. The estimated payments have been reduced to reflect the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003. These amounts will be reduced significantly provided the proposed settlement with the USW regarding retiree healthcare becomes effective.

(7)	The payments for workers’ compensation obligations are based upon recent historical payment patterns on claims. The present value of anticipated claims payments for workers’ compensation is $269 million.

(8)	Binding commitments are for our normal operations and are related primarily to obligations to acquire land, buildings and equipment. In addition, binding commitments includes obligations to purchase raw materials through short term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices.

Additional other long term liabilities include items such as income taxes, general and product liabilities, environmental liabilities and miscellaneous other long term liabilities. These other liabilities are not contractual obligations by nature. We cannot, with any degree of reliability, determine the years in which these liabilities might ultimately be settled. Accordingly, these other long term liabilities are not included in the above table.
     In addition, the following contingent contractual obligations, the amounts of which cannot be estimated, are not included in the table above:
•	The terms and conditions of our global alliance with Sumitomo as set forth in the Umbrella Agreement between Sumitomo and us provide for certain minority exit rights available to Sumitomo commencing in 2009. In addition, the occurrence of certain other events enumerated in the Umbrella Agreement, including certain bankruptcy events or changes in our control, could trigger a right of Sumitomo to require us to purchase these interests immediately. Sumitomo’s exit rights, in the unlikely event of exercise, could require us to make a substantial payment to acquire Sumitomo’s interest in the alliance.

•	Pursuant to certain long term agreements, we shall purchase minimum amounts of a raw material at agreed upon base prices that are subject to periodic adjustments for changes in raw material costs and market price adjustments.
We do not engage in the trading of commodity contracts or any related derivative contracts. We generally purchase raw materials and energy through short term, intermediate and long term supply contracts at fixed prices or at formula prices related to market prices or negotiated prices. We may, however, from time to time, enter into contracts to hedge our energy costs.
Off-Balance Sheet Arrangements
An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has:
•	made guarantees,
•	retained or held a contingent interest in transferred assets,
•	undertaken an obligation under certain derivative instruments, or
•	undertaken any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

     We have also entered into certain arrangements under which we have provided guarantees, as follows:

	Amount of Commitment Expiration per Period
(In millions)	Total	1st Year	2nd Year	3rd Year	4th Year	5th Year	Thereafter
Customer Financing Guarantees	$13	$7	$1	$2	$—	$1	$2
Other Guarantees	3	1	—	—	—	—	2

Off-Balance Sheet Arrangements	$16	$8	$1	$2	$—	$1	$4

For further information about guarantees, refer to the Note to the Consolidated Financial Statements No. 18, Commitments and Contingent Liabilities.
FORWARD-LOOKING INFORMATION — SAFE HARBOR STATEMENT
Certain information in this Form 10-K (other than historical data and information) may constitute forward-looking statements regarding events and trends that may affect our future operating results and financial position. The words “estimate,” “expect,” “intend” and “project,” as well as other words or expressions of similar meaning, are intended to identify forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Form 10-K. Such statements are based on current expectations and assumptions, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including:
•	if we do not achieve projected savings from various cost reduction initiatives or successfully implement other strategic initiatives our operating results and financial condition may be materially adversely affected;

•	a significant aspect of our master labor agreement with the United Steelworkers (USW) is subject to court and regulatory approvals, which, if not received, could result in the termination and renegotiation of the agreement;

•	we face significant global competition, increasingly from lower cost manufacturers, and our market share could decline;

•	our pension plans are significantly underfunded and further increases in the underfunded status of the plans could significantly increase the amount of our required contributions and pension expenses;

•	higher raw material and energy costs may materially adversely affect our operating results and financial condition;

•	continued pricing pressures from vehicle manufacturers may materially adversely affect our business;

•	pending litigation relating to our 2003 restatement could have a material adverse effect on our financial condition;

•	our long term ability to meet current obligations and to repay maturing indebtedness, is dependent on our ability to access capital markets in the future and to improve our operating results;

•	we have a substantial amount of debt, which could restrict our growth, place us at a competitive disadvantage or otherwise materially adversely affect our financial health;

•	any failure to be in compliance with any material provision or covenant of our secured credit facilities and the indenture governing our senior secured notes could have a material adverse effect on our liquidity and our results of operations;

•	our secured credit facilities limit the amount of capital expenditures that we may make;

•	our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly;

•	we may incur significant costs in connection with product liability and other tort claims;

•	our reserves for product liability and other tort claims and our recorded insurance assets are subject to various uncertainties, the outcome of which may result in our actual costs being significantly higher than the amounts recorded;

•	we may be required to deposit cash collateral to support an appeal bond if we are subject to a significant adverse judgment, which may have a material adverse effect on our liquidity;

•	we are subject to extensive government regulations that may materially adversely affect our operating results;

•	our international operations have certain risks that may materially adversely affect our operating results;

•	we have foreign currency translation and transaction risks that may materially adversely affect our operating results;

•	the terms and conditions of our global alliance with Sumitomo Rubber Industries, Ltd. (“SRI”) provide for certain exit rights available to SRI in 2009 or thereafter, upon the occurrence of certain events, which could require us to make a substantial payment to acquire SRI’s interest in certain of our joint venture alliances (which include much of our operations in Europe);

•	if we are unable to attract and retain key personnel, our business could be materially adversely affected;

•	work stoppages, financial difficulties or supply disruptions at our suppliers or our major OE customers could harm our business; and

•	we may be impacted by economic and supply disruptions associated with global events including war, acts of terror, civil obstructions and natural disasters.
It is not possible to foresee or identify all such factors. We will not revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.